Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Our ref	01405908	Your ref	Date	28 February 2014

Jazz Pharmaceuticals plc 4th Floor Connaught House 1 Burlington Road Dublin 4
28 February, 2014

Jazz Pharmaceuticals plc (the Company)

Dear Sirs

We act as Irish counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the proposed offering and sale from time to time, on a delayed or continuous basis, by shareholders of the Company (the Selling Shareholders) of up to 947,867 of the Company’s ordinary shares, nominal value $0.0001 per share (the Resale Shares), pursuant to the Registration Statement on Form S-3 (the Registration Statement) filed by the Company with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Act), on 19 January 2012, the related prospectus dated 19 January 2012 included in the Registration Statement (the Base Prospectus), and the prospectus supplement dated 28 February 2014 relating to the Resale Shares filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the Prospectus Supplement, and together with the Base Prospectus, the Prospectus). The Resale Shares are issuable upon the exercise of share warrants originally issued by Jazz Pharmaceuticals, Inc. (JPI) on 7 July 2009, and subsequently converted into warrants issued by the Company to subscribe for the Resale Shares pursuant to an Agreement and Plan of Merger and Reorganization dated 19 September 2011 by and among the Company, JPI, Jaguar Merger Sub Inc. and Seamus Mulligan (the Warrants).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Resale Shares will be issued in accordance with such resolutions and authorities and the terms of the Warrants.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, we are of

Dublin Belfast London New York San Francisco Palo Alto
P.M. Law	V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	D. Main	A.J. Johnston	A. Casey	G. Stanley
C.E. Gill	L.A. Kennedy	M.P.McKenna	C. Rogers	C. Christle	M.F. Barr	J. Cahir	M. Rasdale	B. Hosty	D. Dagostino
E.M. Fitzgerald	S.M. Doggett	K.A. Feeney	G. O’Toole	S.O’Croinin	A.M.Curran	M. Traynor	D. Inverarity	M. O’Brien	E Keane
B.M. Cotter	B.McDermott	M.Sherlock	J.N. Kelly	J.W. Yarr	A. Roberts	P.M. Murray	M. Coghlan	K. Killalea
J.G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	M. Dale	N. Ryan	D.R. Francis	L. Mulleady
J.Coman	E.M. Brady	E. MacNeill	M.J. Ward	A.McCarthy	C. McCourt	K. Furlong	L.A. Murphy	K. Ryan
P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan	R.M. Moore	P.T.Fahy	A. Walsh	E. Hurley
Consultants: J.R. Osborne S.W Haughey T.V. O’Connor Professor J.C.W. Wylie A.F. Browne M.A. Greene A.V. Fanagan J.A. O’Farrell I.B.Moore J.H. Hickson

the opinion that the Resale Shares have been duly authorised and when issued and delivered upon the exercise of the Warrants in accordance with the terms of the applicable Warrants, and upon payment of the exercise price provided therein, will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to a Current Report of the Company on Form 8-K and to the reference to our firm under the caption “Validity of Share Capital” in the Prospectus that is a part of the Registration Statement.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody

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